--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(A) of
                       the Securities Exchange Act of 1934

                              --------------------

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              --------------------

                    CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                (Name of Registrant as Specified In Its Charter)


                    CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
Rule 14a-6(i)(3).
[x]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          Units of Limited Partnership Interest

     2)   Aggregate number of securities to which transaction applies:

          4,025 Units of Limited Partnership Interest

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

          $10,000(1)

     4)   Proposed maximum aggregate value of transaction:

          $93,824,000(1)

(1) For purposes of calculating the filing fee only. It is anticipated that holders of Units of Limited Partnership Interest in the registrant will receive in the transactions described in the preliminary proxy materials Class A Common Stock of Cablevision Systems Corporation with an approximate market value of $10,000 per Unit.The proposed maximum aggregate value of the transaction is based on the expected approximate market value of the Class A Common Stock of Cablevision Systems Corporation expected to be issued by Cablevision Systems Corporation and received by the registrant in the proposed transaction.

[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          . $19,267.....................................................
     2)   Form, Schedule or Registration Statement No.:
          ..Schedule 14A................................................
     3)   Filing Party:
          ..Cablevision of Boston Llimited Partnership..................
     4)   Date Filed:
          ..June 15, 1994 and September 28, 1994........................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  SUPPLEMENT DATED NOVEMBER 21, 1995 TO
 CONSENT SOLICITATION STATEMENT/PROSPECTUS
        DATED OCTOBER 18, 1995 OF
  CABLEVISION OF BOSTON LIMITED PARTNERSHIP
    AND CABLEVISION SYSTEMS CORPORATION

                    CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                                28 TRAVIS STREET
                           BOSTON, MASSACHUSETTS 02134

     This Supplement (this "Supplement") to the Consent Solicitation Statement/Prospectus dated October 18, 1995 (the "Consent Solicitation Statement/Prospectus") is being provided to the limited partners (the "Limited Partners") of Cablevision of Boston Limited Partnership (the "Partnership") to describe certain developments relating to the pending litigation against the Partnership, and certain other defendants, described in the Consent Solicitation Statement/Prospectus under "The Transactions--Certain Litigation." This Supplement is intended to be read in conjunction with the Consent Solicitation Statement/Prospectus, which remains in effect in all respects except to the extent modified hereby. All capitalized terms used and not otherwise defined in this Supplement have the meanings given to such terms in the Consent Solicitation Statement/Prospectus.

SETTLEMENT OF PENDING LITIGATION

     As described in the Consent Solicitation Statement/Prospectus, on October 5, 1994, following the filing of preliminary consent solicitation materials with the Securities and Exchange Commission, the General Partners, Cablevision, the Partnership and other affiliated entities were named as defendants in the lawsuit (the "Lawsuit") filed by a Limited Partner on behalf of a purported class consisting of all Unaffiliated Limited Partners (the "Class") alleging, among other things, breaches of fiduciary duty against certain defendants and aiding and abetting breaches of fiduciary duty by other defendants in connection with the issuance of the Preferred Equity allegedly in violation of the Partnership Agreement and in connection with the negotiation of the Merger and Liquidation, among other matters.

     On November 20, 1995, a Stipulation of Settlement (the "Stipulation") was entered into with respect to the Lawsuit. A copy of that Stipulation is being filed with the Commission as an exhibit to the Partnership's Current Report on Form 8-K dated November 20, 1995. The following information, insofar as it relates to matters contained in the Stipulation, is a summary of the material terms of the Stipulation and is qualified in its entirety by the Stipulation, which is incorporated herein by reference. Attached hereto and forming a part hereof is the Notice of Pendency of Action, Class Action Determination, Proposed Settlement, Settlement Hearing and Right to Appear (the "Notice") relating to the settlement of the Lawsuit. A hearing before the Superior Court of the Commonwealth of Massachusetts (the "Court"), which is more fully described in
Section II of the Notice, has been scheduled for 3:00 p.m. on December 6, 1995 in Room 225 in Old Courthouse, Pemberton Square, Boston, Massachusetts 02108 to consider, among other matters, whether the settlement should be finally approved.

     Subject to the approval of the Court, the settlement provides for the deposit by Cablevision of $1,250,000 (the "Settlement Amount") into an interest bearing escrow account. After payment from such account of fees and disbursements of counsel to the plaintiff (which fees may not exceed 25% of the Settlement Amount and which disbursements may not exceed $50,000) and escrow fees and expenses, the balance in the escrow account, which is expected to equal approximately $238 in cash per Unit (assuming the maximum legal fees and disbursements are awarded), will be paid to the Unaffiliated Limited Partners. Payment will be made to Unaffiliated Limited Partners in respect of this Settlement Amount upon consummation of the Merger, if by then the Court has entered an Order and Final Judgment, as agreed by the parties, approving the Stipulation and that Order has become final and nonappealable by virtue of expiration of all appropriate appeal periods without an appeal being filed, or, if an appeal is filed, by final affirmance thereof upon appeal, or final dismissal of all appeals therefrom ("Final Approval"), but the payment to the Class members will otherwise be made following Final Approval if Final Approval occurs after consummation of the Merger.

     It is a condition to consummation of each of the Incorporation and the Merger that no action or proceeding be pending that seeks to restrain or enjoin the consummation of the Transactions, or seeks to recover any damages or obtain other relief as a result of the Transactions (the "Litigation Condition"). Pendency of the Lawsuit will cause the Litigation Condition to be unsatisfied. However, the parties to the Merger Agreement have the right to waive the Litigation Condition. The parties to the Merger Agreement do not currently intend to waive the Litigation Condition but could decide to do so in the future. If the parties do not waive the Litigation Condition, neither the Incorporation nor the Merger will occur prior to Final Approval (which, as a result of the statutory appeal period, will not happen before mid-January of 1996 and, perhaps, later), and payment of the balance of the Settlement Amount to Unaffiliated Limited Partners will occur contemporaneously with the distribution of the Cablevision Class A Common Stock (with an Average Cablevision Stock Price of $10,000 per Unit) in the Liquidation. If the Litigation Condition is waived, subject to the approval of each of the Incorporation and the Merger by a Majority of the Limited Partners and the satisfaction or waiver of the other conditions to each such Transaction, the Incorporation, the Merger and the Liquidation (including the distribution of Cablevision Class A Common Stock to the Limited Partners) will take the place prior to Final Approval, and the payment of the balance of the Settlement Amount to Unaffiliated Limited Partners will occur as soon as practicable following Final Approval. If the Merger and Liquidation occur, but Final Approval never occurs, the balance of the Settlement Amount will not be paid to Unaffiliated Limited Partners.

     The Stipulation may be terminated at the sole election and in the sole discretion of any of the defendants in the Lawsuit if (i) for any reason either one or both of the Transactions is not approved by the Unaffiliated Limited Partners as required by the Merger Agreement or either Transaction is not consummated as required by the Merger Agreement; (ii) the Merger Agreement is terminated in accordance with its terms; (iii) if conditional certification of the Class for settlement purposes only and approval by the Court of the Notice and the method and manner of distributing the Notice do not occur on or before November 28, 1995; (iv) Court approval of the Stipulation does not occur on or before December 21, 1995; or (v) Final Approval does not occur by March 31, 1996. The Class representative, on behalf of the Class, also has the right to terminate the Stipulation if the Merger Agreement is terminated. If the Stipulation is terminated, it shall be void and of no further force or effect.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a description of the principal federal income tax consequences of the proposed settlement. The statements in this discussion are based upon current provisions of the Code, existing and currently proposed Regulations under the Code, legislative history of the Code, existing administrative rulings, practices and announcements of the IRS and judicial decisions and are subject to the general limitations and considerations relating to the tax consequences of the Transactions and the Liquidation set forth in the Consent Solicitation Statement/Prospectus under the heading "Certain Federal Income Tax Consequences."

     For federal income tax purposes, the tax consequences of a settlement are determined by reference to the claims asserted in the underlying litigation. Based on the claims asserted in the Lawsuit, the cash settlement payment received by an Unaffiliated Limited Partner, which is expected to equal approximately $238 per Unit, should be characterized as capital in nature. Sullivan & Cromwell, special counsel to Cablevision, and Debevoise & Plimpton, special counsel to the General Partners, believe that it is more likely than not that such payment, to the extent it exceeds the Limited Partner's basis in his or her Unit (which for an Original Holder is expected to be zero), will be long-term capital gain for an Original Holder in the year the payment is received, assuming the Unit was held as a capital asset.

EXTENSION OF EXPIRATION DATES

     The General Partners have extended the Incorporation Expiration Date to 5:00 p.m. on December 7, 1995 and have extended the Merger Expiration Date to 5:00 p.m. on December 14, 1995. As of the date hereof, the Majority of the Limited Partners have consented to the Incorporation.

     THIS SUPPLEMENT IS INTENDED TO BE READ IN CONJUNCTION WITH THE CONSENT SOLICITATION STATEMENT/PROSPECTUS, WHICH REMAINS IN EFFECT IN ALL RESPECTS EXCEPT TO THE EXTENT MODIFIED HEREBY.

 The date of this Supplement to the Consent Solicitation Statement/Prospectus is November 21, 1995.

                          COMMONWEALTH OF MASSACHUSETTS

SUFFOLK, SS.                                                      SUPERIOR COURT
                                                              C.A. NO. 94-5428

--------------------------------------------x
                                            :
JOEL G. LIPPE,
                         PLAINTIFF,         :
     v.
                                            :
CABLEVISION SYSTEMS CORP., CHARLES F.
DOLAN, CABLEVISION OF BOSTON LIMITED        :
PARTNERSHIP, CABLEVISION SYSTEMS
BOSTON CORP., CABLEVISION OF                :
BROOKLINE LIMITED PARTNERSHIP,
CABLEVISION SYSTEMS BROOKLINE CORP.,        :
CABLEVISION SYSTEMS SERVICES CORP.,
CABLEVISION FINANCE LIMITED PARTNER-        :
SHIP, COB, INC., and CABLEVISION OF
BOSTON, INC.,                               :
                         DEFENDANTS.
                                            :
--------------------------------------------x

                   NOTICE OF PENDENCY OF ACTION, CLASS ACTION
                 DETERMINATION, PROPOSED SETTLEMENT, SETTLEMENT
                           HEARING AND RIGHT TO APPEAR

     TO: ALL PERSONS WHO OWNED LIMITED PARTNERSHIP UNITS OF CABLEVISION OF BOSTON LIMITED PARTNERSHIP, BENEFICIALLY OR OF RECORD, ON NOVEMBER 20, 1995 AND WHO ARE NOT AFFILIATED WITH CABLEVISION SYSTEMS CORPORATION.

          PLEASE READ THIS NOTICE CAREFULLY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT OF THE CLASS ACTION LITIGATION REFERRED TO IN THE CAPTION AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS OR ADEQUACY OF THE PROPOSED SETTLEMENT, AND FROM PURSUING THE SETTLED CLAIMS.

          This Notice is given pursuant to an Order of the Suffolk Superior Court, Commonwealth of Massachusetts, dated November 21, 1995, in the above-captioned Action and in accordance with Rule 23(d) of the Massachusetts Rules of Civil Procedure. If you were not the owner of limited partnership units of Cablevision of Boston Limited Partnership (the "Partnership") held of record by you on November 20, 1995, you are directed to forward this Notice to the beneficial owner of such limited partnership units. Additional copies of this Notice will be made available to you for this purpose upon request directed to the Partnership.

          THIS NOTICE SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY CLAIM OR DEFENSE

          BY ANY OF THE PARTIES. IT IS SENT FOR THE SOLE PURPOSE OF INFORMING YOU OF THE EXISTENCE OF THIS CLASS ACTION AND OF THE HEARING ON A PROPOSED SETTLEMENT SO THAT YOU MAY MAKE APPROPRIATE DECISIONS AS TO STEPS YOU MAY WISH TO TAKE IN RELATION TO THIS LITIGATION AS SET FORTH IN SECTION VIII.

          All capitalized terms used in this Notice are defined in Section XI of this Notice. Any capitalized terms not specifically defined in Section XI shall have the meaning set forth in the Glossary at pages 162-165 of the Consent Solicitation Statement/Prospectus, dated October 18, 1995, which was sent to each Limited Partner by the Partnership on or about October 20, 1995.


                                       I.

                  THE PARTIES AND DESCRIPTION OF THE LITIGATION

          Plaintiff Joel G. Lippe is a Limited Partner of the Partnership. He instituted a putative class action in Suffolk Superior Court, Commonwealth of Massachusetts, captioned LIPPE v. CABLEVISION SYSTEMS CORP., ET AL., C.A.
No. 94-5428 (the "Action").

          The Defendants in the Action are Cablevision Systems Corporation ("Cablevision"), Charles F. Dolan ("Dolan"), the Partnership, Cablevision Systems Boston Corporation ("CSBC"), Cablevision of Brookline Limited Partnership ("Brookline"), Cablevision Systems Brookline Corporation ("CSBrC"), Cablevision Systems Services Corporation ("CSSC"), Cablevision Finance Limited Partnership ("Cablevision Finance"), COB, Inc. ("COB") and Cablevision of Boston, Inc. ("Boston Sub").

          The Action asserts claims of breaches of fiduciary duty or aiding and abetting breaches of fiduciary duty against the Defendants arising out of the Partnership's issuance of Preferred Equity in the Partnership to Cablevision Finance and CSSC allegedly in violation of the Partnership Agreement, the management and operation of the Partnership in other respects, and the Defendants' negotiation of timing and terms for the Incorporation, Merger and Liquidation that are allegedly not fair to the Limited Partners. (The Incorporation, Merger and Liquidation are described in the October 18, 1995 Consent Solicitation that the Partnership sent to the Limited Partners on or about October 20, 1995.)

          The Action seeks, among other things (i) a declaration that the Defendants have breached their fiduciary duty to the Limited Partners or aided and abetted such breaches of fiduciary duty; (ii) a declaration that it would be a breach of fiduciary duty for any Defendant to cause the Partnership to pay certain Defendants any distributions on the Preferred Equity because the Preferred Equity was unlawfully issued to certain Defendants; (iii) an order that the Defendants provide an accounting to the Partnership and Limited Partners for the Partnership's operations prior to any Liquidation; (iv) a preliminary and permanent injunction against consummation of the Merger and Liquidation; (v) rescission of the Merger and Liquidation if they are consummated or rescissory damages if they cannot be rescinded; and
(vi) compensatory damages.


                                       II.

                             THE SETTLEMENT HEARING

          The purpose of this Notice is to inform the members of the Class (as more fully described below in Section IV) of: (i) a proposed Settlement of the Action that will result in settling, releasing, discharging and dismissing with prejudice, as to each Class member, certain claims and causes of action (as more fully described below in Section VI); and (ii) a hearing to be held before the Honorable Maria Lopez, Superior Court Judge of the Suffolk Superior Court of the Commonwealth of Massachusetts in Room 225 in Old Courthouse, Pemberton Square, Boston, Massachusetts 02108, on December 6, 1995, at 3:00 p.m., or any date and time to which it may be adjourned (the "Settlement Hearing"), in order to determine:

          (a) whether the Stipulation of Settlement (the "Stipulation") and the terms and conditions of Settlement proposed in the Stipulation (as more fully described below in Section V), taken as a whole, should be approved as fair, reasonable and adequate;

          (b) whether final judgment should be entered dismissing the Action on the merits and with prejudice as to all Settled Claims as against the named plaintiff, Joel G. Lippe, and each member of the Class;

          (c) if the Court approves the Settlement and enters such final judgment, whether an order should be entered awarding to counsel for the plaintiff in connection with the Action attorneys' fees and disbursements, which are to be paid out of the funds being paid for settlement and that otherwise would be available for distribution to the Class (as more fully described below in Sections V, VII); and

          (d) such other matters as the Court may deem appropriate.


                                      III.

                          BACKGROUND OF THE LITIGATION

          1. To assist you in evaluating and exercising your rights in connection with the Settlement, this Section of the Notice provides background information on the litigation. Additional and more detailed information is set forth in the October 18, 1995 Consent Solicitation that was mailed to each Limited Partner on or about October 20, 1995. If you have not retained your copy of that document, you may review a copy filed with the Court in accordance with the instructions set forth in Section X.

          2. On June 14, 1994, the Partnership and Cablevision, Cablevision of Boston, Inc., Charles F. Dolan, Cablevision Systems Boston Corporation, Cablevision Systems Services Corporation, and Cablevision Finance Limited Partnership, each of whom was subsequently named a Defendant in the Action, entered into the Merger Agreement, which contemplated two separate transactions, the ultimate result of which is the acquisition by Cablevision of substantially all of the assets and all of the liabilities of the Partnership. The first of these two transactions, the Incorporation, involves the transfer of substantially all of the Partnership's assets and all of the Partnership's liabilities to Cablevision of Boston, Inc., a new corporation, that is a wholly owned subsidiary of the Partnership. The second of these two transactions, the Merger, involves the merger of a wholly-owned subsidiary of Cablevision with and into Cablevision of Boston, Inc., in which the Partnership will receive shares of Cablevision Class A Common Stock for all of the issued and outstanding stock of Cablevision of Boston, Inc. After the consummation of the Merger, the Partnership will then Liquidate and the Cablevision Class A Common Stock received by the Partnership in the Merger will be distributed to the Partnership's Partners and the holder of the Partnership's Preferred Equity. Upon completion of the Incorporation and Merger (collectively, the "Transactions") and the Liquidation, Cablevision of Boston, Inc. will become a wholly-owned subsidiary of Cablevision and the Partnership's Limited Partners will hold stock of Cablevision.

          3. On June 15, 1994 and from time to time thereafter as it was amended in the course of review by the Securities and Exchange Commission ("Commission"), the Partnership filed with the Commission the Preliminary Consent Solicitation, which, when finalized and delivered to the Limited Partners, would seek consent from such Limited Partners to the Transactions and which described, among other things, the Transactions and the Liquidation. The Preliminary Consent Solicitation was publicly available pursuant to applicable rules and procedures of the Commission.

          4. The Preliminary Consent Solicitation stated that consummation of both the Incorporation and the Merger would result in the Limited Partners receiving in the Liquidation Cablevision Class A Common Stock with an expected market value of approximately $10,000 per Unit of limited partnership interest, which totals approximately $40 million and is 100% of the total of the per Unit amounts invested by the Limited Partners that are Unaffiliated Limited Partners.

          5. The Preliminary Consent Solicitation also explained that Cablevision Finance, a subsidiary of Cablevision and holder of Preferred Equity in the Partnership, had agreed solely in connection with the Merger, to a substantial reduction in its Preferred Equity Interests in order to increase the amounts distributable to the Limited Partners in the Liquidation. To exemplify the degree of reduction, based upon financial information as of June 30, 1994, the Preferred Equity Interests totalled $145.4 million and those Interests would receive only $50.3 million as a result of the Transactions and the Liquidation.

          6. The Preliminary Consent Solicitation also disclosed that, in considering the Transactions, the General Partners, together with their counsel, Debevoise & Plimpton, had reviewed the issuance of the Preferred Equity and that, although the General Partners continue to believe that the Preferred Equity was validly issued, they concluded, based on such review and the advice of their counsel, that one or more Limited Partners could bring litigation challenging the issuance of the Preferred Equity on the grounds that it did not fully comply with the Partnership Agreement and claiming that the holders of the Preferred Equity are not entitled to the Full Contractual Rights of the Preferred Equity. The Preliminary Consent Solicitation further disclosed
(i) that, after analyzing the issues that might be raised in litigation brought by a Limited Partner and the applicability of various available defenses, counsel to the General Partners identified litigation outcomes that they believe represent the range of possible outcomes of such a litigation and assessed the probability of such outcomes; (ii) that, based on their assessment of the likelihoods of such outcomes, such counsel advised the General Partners that the holders of the Preferred Equity would more likely than not be entitled to at least $80 million if, hypothetically, the validity of the Preferred Equity were fully adjudicated and the Partnership and Cablevision consummated the Merger and Liquidation substituting the adjudicated rights of the Preferred Equity for the amount that Cablevision Finance has agreed to receive in respect of the Preferred Equity Interests in the Liquidation; and (iii) that, using June 30, 1994 financial information to illustrate this comparison, the $80 million amount exceeded by approximately $29.7 million the amount actually allocated to the holders of Preferred Equity in the Liquidation.

          7. The Preliminary Consent Solicitation also disclosed that Cablevision Finance had advised the General Partners that, other than in connection with the Transactions, it would not agree to any reductions in or modifications of the Full Contractual Rights of its Preferred Equity and, if necessary, would pursue all legal remedies to enforce those rights.

          8. On or about October 5, 1994, following the filing and availability to the public of the original and an amended Preliminary Consent Solicitation containing the disclosures set forth above (with financial disclosures as of June 30, 1994), plaintiff Joel G. Lippe commenced the Action.

          9. Prior to entering into the Merger Agreement and filing the original Preliminary Consent Solicitation, the General Partners reviewed and considered the terms and conditions of the Transactions, approved each of the Transactions and determined to recommend that the Limited Partners approve each of the Transactions because the General Partners believed that the Transactions are fair to and in the best interests of the Limited Partners, excluding those Limited Partners that are Cablevision and officers or directors of Cablevision ("Unaffiliated Limited Partners"). On June 13, 1994, prior to the General Partners' approval of the Transactions, PaineWebber Incorporated, New York, New York, the independent financial advisor to the General Partners, delivered its written opinion to the General Partners that the consideration to be received in the Liquidation by the Unaffiliated Limited Partners is fair, from a financial point of view, to such Unaffiliated Limited Partners. This opinion was subsequently and recently confirmed by PaineWebber Incorporated in a written opinion, dated October 17, 1995.

          10. On December 15, 1994, Defendants served answers to the Complaint, denying all of its material allegations.

          11. On October 18, 1995, the Partnership filed with the Commission the October 18, 1995 Consent Solicitation, amending the Preliminary Consent Solicitation previously filed by the Partnership and also amending the registration statement on Form S-4 with respect to the Cablevision Class A Common Stock to be issued in the Merger, which had originally been filed with the Commission on September 18, 1995. The October 18, 1995 Consent Solicitation also set forth, among others, the disclosures and explanations described in paragraphs 3 - 7 above which had also been set forth in the Preliminary Consent Solicitation. In addition, the October 18, 1995 Consent Solicitation disclosed that the Action had been filed.

          12. The October 18, 1995 Consent Solicitation also disclosed (i) that, based on advice of counsel, the General Partners believed that Limited Partners who consent to the Incorporation or Merger could be, but would not necessarily be, precluded from challenging the issuance of the Preferred Equity solely because of that consent; (ii) that Cablevision Finance, the General Partners and the other Defendants in the Action had indicated that they would raise the consent as part of the defense to any challenge; and (iii) that the General Partners believe that the Limited Partners' consent to the Transactions is a factor that would be considered by the Court in deciding whether the Limited Partners would be barred from challenging the issuance of the Preferred Equity.

          13. On or about October 20, 1995, the October 18, 1995 Consent Solicitation was mailed to each Limited Partner of record.

          14. Article VII of the Merger Agreement contains certain conditions to the Incorporation and the Merger. Paragraphs 6.1.8 and 7.1.6 of the Merger Agreement require, among other things, that no action or proceeding be pending on the date of the Incorporation or of the Merger that seeks to restrain, enjoin or otherwise prevent the consummation of the Transactions or to recover any damages or obtain other relief as a result of such Transactions. Consequently, unless the Action is dismissed or settled, or the condition is waived by all necessary parties, the conditions to the Incorporation and the Merger will not be satisfied.

          15. The Merger Agreement may be terminated by its terms after December 31, 1995, if the Merger has not been consummated by that date. In addition, as stated in the October 18, 1995 Consent Solicitation, if the Transactions are not consummated prior to December 31, 1995, the Partnership will be unable at December 31, 1995 to meet the repayment terms on its bank debt under its Loan Agreement, which require a substantial loan repayment on December 31, 1995, and thereafter, and, therefore, will likely be required to attempt to renegotiate the terms of the Loan Agreement. In order to consummate the Merger on or before December 31, 1995, when this December 31, 1995 repayment is due, the Incorporation must be consummated on or prior to December 21, 1995, in order to insure that the Limited Partners consider the Incorporation separately from their consideration of the Merger, as is required for the desired tax treatment of the Transactions.

          16. Throughout the period following the commencement of the Action, counsel for plaintiff Lippe and for Defendants have been engaged in formal and informal discovery and discussions regarding the merits of the Action, which have provided counsel for plaintiff Lippe, the proposed Class Counsel, with substantial information regarding the merits of plaintiff's and the Class's claims. In addition to their factual investigation, plaintiff Lippe's counsel have also researched the applicable law, including the likely remedies that could be achieved, even assuming that the Preferred Equity were found not to have been properly issued. After taking into consideration the sharp dispute as to whether the Preferred Equity fully complies with the Partnership Agreement, the likelihood that, even if the Preferred Equity were found to have been issued in violation of the Partnership Agreement, the holders of the Preferred Equity would be entitled to receive an amount exceeding the amount that such holders have agreed to accept in connection with the Transactions, the likely valuation of the Partnership, the issue of whether consent to the Transactions would preclude one or more Unaffiliated Limited Partners from challenging the issuance of the Preferred Equity, the risks attendant to further litigation, the substantial benefits obtained through settlement and the interests in insuring that the Unaffiliated Limited Partners receive the substantial benefits of the Transactions and that they receive such benefits in a timely fashion, plaintiff and his counsel have concluded that the terms of the Settlement as set forth herein are fair, reasonable, adequate and in the best interests of the Class and that the rights of the members of the Class have been fully protected.

          17. Defendants, and each of them, have at all times denied, and continue to deny, that they have committed any wrongful or unlawful acts or violations of law of any nature whatsoever in connection with the matters, transactions and occurrences set forth in the Complaint, in the pleadings and proceedings in the Action, or any other matter relating to management and operation of the Partnership, the Transactions and/or the issuance of the Preferred Equity. Defendants have entered into the Stipulation of Settlement solely because the proposed Settlement will eliminate the burden, expense and distraction of further litigation and will finally put to rest the claims of plaintiff Lippe and the putative Class that were or could have been asserted in the Action, and will facilitate the prompt consummation of the Transactions.


                                       IV.

                           CLASS ACTION DETERMINATION

          Solely for purposes of this Settlement, the Court has conditionally certified this Action as a Class Action, pursuant to Rule 23 of the Massachusetts Rules of Civil Procedure. The proposed Class consists of all persons who were Limited Partners of the Partnership, beneficially or of record, on November 20, 1995, the date that the Stipulation of Settlement ("Stipulation") was executed, and who are Unaffiliated Limited Partners (the "Class"). Plaintiff Joel G. Lippe shall act as representative of the Class ("Class Representative"). Counsel for the Class are Joel G. Lippe's lawyers,
(1) Ronald Litowitz and Richard Speirs, Bernstein Litowitz Berger & Grossmann LLP, 1285 Avenue of the Americas, New York, New York 10019; (2) Thomas Weinstock and James Keegan, Bendit Weinstock & Sharbaugh, 80 Main Street, West Orange, New Jersey 07052; and (3) Thomas G. Shapiro, Shapiro Grace Haber & Urmy, 75 State Street, Boston, Massachusetts 02109 ("Class Counsel").

                                       V.

                              THE SETTLEMENT TERMS

          Subject to the approval of the Court, the following summarizes the terms of the Settlement:

          1. On or before the earlier of (i) the date on which the Merger is completed; or (ii) two business days after the date that Approval occurs, Cablevision shall deposit $1,250,000.00 (the "Settlement Amount") into an account ("Class Escrow") to be established with The Bank of New York, New York, New York or such other bank as is approved by Cablevision Counsel and Class Counsel (the "Escrow Agent").

          2. All Escrow Agent fees and other fees, charges, and expenses associated with the Class Escrow (collectively "Escrow Fees") shall be paid out of the Class Escrow.

          3. If certain conditions, described below, are satisfied, all funds deposited in the Class Escrow, including the Settlement Amount and all interest earned on the account, shall be disbursed or distributed as follows:

               - Payment shall be made out of the Class Escrow of Escrow Fees as provided in paragraph 5 of the Stipulation and Class Counsel Fees and Class Counsel Expenses as provided in paragraph 10 of the Stipulation and as described more fully below in Section VII and the remaining balance of the funds in the Class Escrow, including all interest earned on funds in the Class Escrow (the "Balance"), will be distributed to members of the Class.

               - The amount distributed to each member of the Class will be determined by dividing the Balance by 3725, which is the number of units held by Unaffiliated Limited Partners, to determine a Per Unit Balance and then multiplying this Per Unit Balance by the number of units of limited partnership interests held by each Class member.

               - Assuming that Class Counsel are awarded the maximum amount permitted for Class Counsel Fees and Class Counsel Expenses and assuming there are no Escrow Fees (which in any event are expected to be minimal), the Per Unit Balance will be approximately $238.00. For example, if a Limited Partner acquired one Unit and has not disposed of any of his interests, due to the subsequent six-for-one split, he would today own six units and would receive approximately $1428.00 in the Settlement.


               - The costs of distributing the Balance to the Class members will be paid by Cablevision.

          4. Distribution of the Class Escrow to the Class members will be made only upon the occurrence of one of the following:

               - consummation of the Merger, if but only if Final Approval has occurred prior to consummation of the Merger; or

               - Final Approval, if but only if Final Approval occurs after the consummation of the Merger.

          5. The Stipulation may be terminated in certain circumstances. Any one of the Defendants in its sole discretion may terminate the Stipulation under the following circumstances:

               - if for any reason any one or both of the Transactions is not approved by the Unaffiliated Limited Partners as required by the Merger Agreement or, if approved by the Unaffiliated Limited Partners, is not consummated as required by the Merger Agreement;

               - if the Merger Agreement is terminated in accordance with its terms;

               - if conditional certification of the Class for settlement purposes only and approval by the Court of the Class Notice and the method and manner of distributing the Class Notice do not occur on or before November 28, 1995;

               -  if Approval does not occur on or before December 21, 1995; or

               -  if Final Approval does not occur on or before March 31, 1996.

The Stipulation may also be terminated by the Class Representative, on behalf of the Class, if the Merger Agreement is terminated. The Stipulation, if terminated, is void and of no further force or effect (except for the provisions of paragraphs 11-12 of the Stipulation relating to the rights of the parties in the event of termination or failure of Final Approval to occur, and to the absence of any admission of liability, as more fully set forth in the Stipulation).

                                       VI.

                         DISMISSAL AND RELEASE OF CLAIMS

          If satisfaction of the conditions to payment to Class members, described more fully in Section V, occurs, the Order and Final Judgment will provide for the release, discharge and dismissal with prejudice, without the award of costs to any party except as provided in the Stipulation, of the following claims that each Class member has or may have:

          All claims, rights, causes of action, suits, matters and issues, known or unknown, that have been or could have been asserted in the Complaint, in the pleadings and proceedings in the Action, or any other action that could have been brought in this or any other forum, by the Class Representative, any Limited Partner, or any putative member of the Class, and any of their successors or assigns, whether directly, representatively, derivatively, individually or in any other capacity, against any of the Defendants, or any party to the Merger Agreement or party to or participant in the Transactions or Liquidation, their respective present or former officers, directors, employees, agents, attorneys, stockholders, advisors, investment bankers, representatives, parents, affiliates, subsidiaries, general and limited partners, heirs, executors, administrators, trustees, predecessors, successors and assigns, or against anyone else, in connection with, arising out of, or in any way related to (i) any of the acts, facts, transactions, occurrences, breaches, representations or omissions set forth, alleged, embraced or otherwise referred to in the pleadings and proceedings in the Action, including, but not limited to, the Preferred Equity, the Transactions, the Liquidation, the Consent Process and the management and operations of the Partnership or Cablevision of Brookline Limited Partnership, (ii) the Partnership or Cablevision of Brookline Limited Partnership or the management or operations of either, and (iii) any other claim arising out of or in connection with the Partnership for violation of federal, state or other law, or of the common law, which said Class members, or any of them, had, now have, or may hereafter have as a member of the Class or as an individual (the "Settled Claims"). Excluded from the Settled Claims are (a) any claims relating to any party's alleged failure to comply with the terms and conditions of this Stipulation and (b) any appraisal rights that a Class member properly perfects pursuant to Paragraph 1.8 and Annex VI of the Merger Agreement.

          If satisfaction of the conditions to payment to Class members, described more fully in Section V, occurs, the Order and Final Judgment will also enjoin each member of the Class and the Class as a whole from instituting, commencing, prosecuting or continuing any action or other proceeding in any court or tribunal of this or any other jurisdiction, whether directly, representatively, derivatively, individually or in any other capacity, against any person or entity released by the Order and Final Judgment (the "Released Parties"), or against anyone else, based upon or for the purpose of enforcing any of the Settled Claims.

                                      VII.

                        ATTORNEYS' FEES AND DISBURSEMENTS

          Class Counsel intend to apply to the Court for an award of fees for their legal services and out-of-pocket disbursements, including, but not limited to, fees for experts and consultants, in connection with the Action. The Stipulation limits the award of such fees ("Class Counsel Fees") and such disbursements ("Class Counsel Expenses"). Class Counsel Fees may not exceed 25% of the Settlement Amount, and Class Counsel Expenses may not exceed $50,000.00. Payment of Class Counsel Fees and Class Counsel Expenses will be made solely from the Class Escrow and will be contingent upon and made only after satisfaction of the conditions to payment to Class members, described more fully in Section V. Payment from the Class Escrow of Class Counsel Fees and Class Counsel Expenses in accordance with the Stipulation will satisfy any and all claims against Defendants in the Action for attorneys' fees and expenses.

                                      VIII.

                                 RIGHT TO APPEAR

          At the Settlement Hearing, any member of the Class who desires to do so may appear personally or by counsel, provided an appearance is filed and served as hereinafter set forth, and may show cause, if such member has any, why the Settlement of the Action should not be approved as fair, reasonable and adequate, why final judgment should not be entered dismissing the Settled Claims on the merits and with prejudice to their reassertion by the plaintiff and all members of the Class as determined by the Court, or why the Court should not grant an allowance of Class Counsel Fees and/or Class Counsel Expenses for Class Counsel's services herein and expenses incurred by them; PROVIDED, HOWEVER, THAT NO MEMBER OF THE CLASS OR ANY OTHER PERSON SHALL BE HEARD OR ENTITLED TO CONTEST THE APPROVAL OF THE TERMS AND CONDITIONS OF THE SETTLEMENT AND, IF APPROVED, THE JUDGMENT TO BE ENTERED THEREON AND THE ALLOWANCE OF CLASS COUNSEL FEES AND CLASS COUNSEL EXPENSES, AND NO PAPERS OR BRIEFS SUBMITTED BY ANY MEMBER OF THE CLASS OR ANY OTHER PERSON SHALL BE RECEIVED AND CONSIDERED, EXCEPT BY ORDER OF THE COURT FOR GOOD CAUSE SHOWN, UNLESS, NO LATER THAN TWO (2) DAYS PRIOR TO THE SETTLEMENT HEARING, COPIES OF (a) A NOTICE OF INTENTION TO APPEAR, (b) A DETAILED STATEMENT OF SUCH PERSON'S SPECIFIC OBJECTIONS TO ANY MATTER BEFORE THE COURT, AND (c) THE GROUNDS FOR SUCH OBJECTIONS AND ANY REASONS FOR SUCH PERSON'S DESIRING TO APPEAR AND TO BE HEARD, AS WELL AS ALL DOCUMENTS AND WRITINGS SUCH PERSON DESIRES THIS COURT TO CONSIDER, SHALL BE RECEIVED BY THE FOLLOWING
COUNSEL:

          Yvonne S. Quinn
          SULLIVAN & CROMWELL
          125 Broad Street
          New York, New York 10004

          Ronald Litowitz
          BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP
          1285 Avenue of the Americas
          New York, New York 10019

          Robert L. King
          DEBEVOISE & PLIMPTON
          601 South Figueroa Street
          Suite 3700
          Los Angeles, California 90017

AND FILED WITH THE SUFFOLK SUPERIOR COURT, COMMONWEALTH OF MASSACHUSETTS, OLD COURTHOUSE, PEMBERTON SQUARE, BOSTON, MASSACHUSETTS 02108. Unless the Court otherwise directs, no member of the Class shall be entitled to object to the Settlement, the judgment to be entered herein, or the certification of the Class or the award of Class Counsel Fees or Class Counsel Expenses, or otherwise to be heard, except by serving and filing written objections as described above. Any person who fails to object in the manner provided above shall be deemed to have waived such objection and shall forever be barred from making any such objection in the Action or in any other action or proceeding.

          Pending the final determination of whether the Settlement should be approved, no member of the Class may commence or continue, if commenced, in any capacity, any action or other proceeding asserting any claim that is a Settled Claim.

          The Settlement Hearing may be adjourned by the Court to a date and time other than December 6, 1995 at 3:00 p.m. without further notice to the Class other than by announcement at the Settlement Hearing or any adjournment thereof.

                                       IX.

                       RELATIONSHIP BETWEEN THE SETTLEMENT
                    AND THE CONSUMMATION OF THE TRANSACTIONS

               As stated in Section III above, the Merger Agreement, pursuant to which the Transactions are to be consummated, contains a condition to each of the Transactions that requires on the date either of the Incorporation or of the Merger that no action or proceeding be pending that seeks to restrain, enjoin or otherwise prevent the consummation of the Transactions or to recover any damages or obtain other relief as a result of such Transactions. The Action is such an action or proceeding. Therefore, unless and until the Action is dismissed or Final Approval of the Settlement occurs, this condition to the Incorporation and the Merger will not be satisfied, unless such condition is waived by all necessary parties. The necessary Final Approval of the Settlement does not occur until an Order and Final Judgment has been entered in the form agreed upon in the Stipulation, or as otherwise approved by Class Counsel, Cablevision Counsel and Partnership Counsel, and becomes final and nonappealable by virtue of expiration of all appropriate appeal periods without an appeal being filed, or, if an appeal is filed, by final affirmance thereof upon appeal, or final dismissal of all appeals therefrom.

                                       X.

                              SCOPE OF THIS NOTICE

          The foregoing description of the Settlement Hearing, the Action, the terms of the proposed Settlement and other matters described herein does not purport to be comprehensive. Accordingly, members of the Class are referred to the documents filed with the Court in the Action, including the Stipulation, and to the October 18, 1995 Consent Solicitation (which was mailed to all Limited Partners on or about October 20, 1995). The documents filed in this Action may be examined by you or your attorney during regular business hours on any business day at the Office of the Clerk, Suffolk Superior Court, Commonwealth of Massachusetts, Old Courthouse, Pemberton Square, Boston, Massachusetts 02108.

                                       XI.

                                  DEFINED TERMS

          The terms set forth below shall have the indicated meaning and any capitalized terms not specifically set forth in this section or otherwise defined in this Notice shall have the meaning set forth in the Glossary at pages 162-165 of the October 18, 1995 Consent Solicitation:

          ACTION. The putative class action filed on or about October 5, 1994 by Plaintiff Joel G. Lippe in the Superior Court for the Commonwealth of Massachusetts, captioned LIPPE v. CABLEVISION SYSTEMS CORPORATION, ET AL., C.A. No. 94-5428.

          APPROVAL. The entry of an Order and Final Judgment in the Action substantially in the form of Exhibit C attached to the Stipulation or as otherwise approved by Class Counsel, Cablevision Counsel and Partnership Counsel, finally approving the Stipulation.

          BALANCE. Balance has the meaning ascribed to it in paragraph 6(b) of the Stipulation, which is described in Section V above.

          CABLEVISION. Cablevision Systems Corporation, a Delaware corporation.

          CABLEVISION OF BOSTON, INC. The new corporation established as the Incorporation vehicle and a wholly-owned subsidiary of the Partnership, which is referred to as "Boston Sub" in the October 18, 1995 Consent Solicitation.

          CABLEVISION CLASS A COMMON STOCK. Class A Common Stock, par value $0.01 per share, of Cablevision.

          CABLEVISION COUNSEL. Yvonne S. Quinn and John P. Mead, Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

          CABLEVISION FINANCE. Cablevision Finance Limited Partnership, a wholly-owned subsidiary of Cablevision.

          CABLEVISION FINANCE FULL CONTRACTUAL RIGHTS. The rights conferred on Cablevision Finance pursuant to the terms of the instruments relating to the Preferred Equity held by it, including (i) the right to payment of the full amounts contributed to the Partnership in respect of its Preferred Equity;
(ii) any unpaid cumulative distributions at the rate of 15% per annum, compounded semi-annually; (iii) the right to a payment of (i) and (ii) out of funds legally available for distribution to Partners, prior to any distribution to Partners; and (iv) the right to receive 20% of all amounts available for post-Payout distributions.

          CLASS. A conditional class for settlement purposes only that consists of all persons who are Limited Partners, beneficially or of record, on November 20, 1995 and who are also Unaffiliated Limited Partners.

          CLASS COUNSEL. (1) Ronald Litowitz and Richard Speirs, Bernstein Litowitz Berger & Grossmann LLP, 1285 Avenue of the Americas, New York, New York 10019; (2) Thomas Weinstock and James Keegan, Bendit Weinstock & Sharbaugh, 80 Main Street, West Orange, New Jersey 07052; and (3) Thomas Shapiro, Shapiro Grace Haber & Urmy, 75 State Street, Boston,
Massachusetts  02109.

          CLASS COUNSEL EXPENSES. Out-of-pocket disbursements awarded Class Counsel by the Court pursuant to paragraph 10 of the Stipulation.

          CLASS COUNSEL FEES. Fees awarded Class Counsel by the Court pursuant to paragraph 10 of the Stipulation.

          CLASS ESCROW. An escrow account into which the Settlement Amount is to be paid by Cablevision as provided for in paragraph 5 of the Stipulation.

          CLASS NOTICE. This Notice.

          CLASS REPRESENTATIVE. Plaintiff Joel G. Lippe.

          COMMISSION. The Securities and Exchange Commission.

          COMPLAINT. The complaint in the Action.

          CONSENT PROCESS. The solicitation of consents to the Incorporation and Merger including the filing of preliminary and final consent solicitation materials (including the October 18, 1995 Consent Solicitation) and the registration, offer and issuance of the Cablevision Class A Common Stock to be issued in the Merger.

          COURT. Suffolk Superior Court, Commonwealth of Massachusetts, before which the Action is pending.

          CSBC. Cablevision Systems Boston Corporation, a Massachusetts corporation wholly-owned by Dolan, and a General Partner of the Partnership.

          CSSC. Cablevision Systems Services Corporation, a New York corporation wholly-owned by Dolan.

          CSSC FULL CONTRACTUAL RIGHTS. The rights conferred on CSSC pursuant to the terms of the instruments relating to the Preferred Equity held by it, including (i) the right to payment of the full amounts contributed to the Partnership in respect of its Preferred Equity; (ii) any unpaid cumulative distributions thereon at the rate of 15% per annum, compounded semi-annually; and (iii) the right to payment of (i) and (ii) out of funds legally available for distribution to Partners, prior to any distribution to Partners. The right to payment of (i) is subordinate to the payment of the full amounts contributed to the Partnership in respect of Cablevision Finance's Preferred Equity.

          DEFENDANTS. All defendants named in the Action including Cablevision Systems Corporation, Charles F. Dolan, Cablevision of Boston Limited Partnership, Cablevision Systems Boston Corporation, Cablevision of Brookline Limited Partnership, Cablevision Systems Brookline Corporation, Cablevision Systems Services Corporation, Cablevision Finance Limited Partnership, COB, Inc. and Cablevision of Boston, Inc.

          DOLAN. Charles F. Dolan, the managing general partner of the Partnership, the Chairman of Cablevision and the managing general partner of Cablevision of Brookline Limited Partnership, a Massachusetts limited partnership of which 99% is held by the Partnership as its limited partner.

          FINAL APPROVAL. Final Approval occurs when an Order and Final Judgment entered in the Action substantially in the form of Exhibit C attached to the Stipulation or as otherwise approved by Class Counsel, Cablevision Counsel and Partnership Counsel finally approving this Stipulation of Settlement becomes final and nonappealable by virtue of expiration of all appropriate appeal periods without an appeal being filed, or, if an appeal is filed, by final affirmance thereof upon appeal, or final dismissal of all appeals therefrom.

          FULL CONTRACTUAL RIGHTS. Cablevision Finance Full Contractual Rights and CSSC Full Contractual Rights.

          GENERAL PARTNERS. The two general partners of the Partnership, Dolan and CSBC.

          INCORPORATION. The transfer of substantially all of the assets and all of the liabilities of the Partnership to Cablevision of Boston, Inc.

          LIMITED PARTNERS. The investors holding one or more Units in the Partnership.

          LIQUIDATION. The dissolution and liquidation of the Partnership immediately after the consummation of the Merger.

          MERGER. The merger of a wholly-owned subsidiary of Cablevision, COB, Inc., with and into Cablevision of Boston, Inc. pursuant to which the Partnership will receive shares of Cablevision Class A Common Stock in exchange for shares of capital stock of Cablevision of Boston, Inc.

          MERGER AGREEMENT. The Acquisition Agreement and Plan of Merger and Reorganization Relating to Cablevision of Boston Limited Partnership, dated as of June 14, 1994, among Cablevision, the Partnership and certain other parties, as amended from time to time.

          OCTOBER 18, 1995 CONSENT SOLICITATION. The Consent Solicitation Statement/Prospectus, dated October 18, 1995, filed with the Commission and mailed to Limited Partners on or about October 20, 1995.

          PARTNERS. The General Partners and the Limited Partners.

          PARTNERSHIP. Cablevision of Boston Limited Partnership, a Massachusetts limited partnership.

          PARTNERSHIP AGREEMENT. The Partnership's Articles of Limited Partnership, as amended from time to time.

          PARTNERSHIP COUNSEL. Robert L. King and Daniel Murphy, Debevoise & Plimpton, 601 South Figueroa Street, Suite 3700, Los Angeles, California 90017.

          PER UNIT BALANCE. Per Unit Balance has the meaning ascribed to it in paragraph 6(b) of the Stipulation, which is described in Section V.

          PREFERRED EQUITY. Preferred equity in the Partnership.

          PREFERRED EQUITY INTERESTS. The face amount of the Preferred Equity and the cumulative distributions thereon.

          PRELIMINARY APPROVAL. The entry of an Order in the Action substantially in the form of Exhibit B attached to the Stipulation or otherwise approved by Class Counsel, Cablevision Counsel and Partnership Counsel.

          PRELIMINARY CONSENT SOLICITATION. The Preliminary Consent Solicitation Statement/Prospectus filed with the Commission on June 15, 1994, as amended from time to time thereafter.

          SETTLED CLAIMS. Settled Claims has the meaning ascribed thereto in paragraph 1 of the Stipulation, which is also set forth in Section VI.

          SETTLEMENT. The settlement and resolution of the Action as among the Class, on the one hand, and Defendants, on the other hand, and as set forth in the Stipulation.

          SETTLEMENT AMOUNT. The amount of $1,250,000.00 to be paid by Cablevision as set forth in paragraph 5 of the Stipulation.

          SETTLEMENT HEARING. The hearing before the Court on the application for Approval of the proposed Settlement, and any adjournment thereof.

          STIPULATION. The Stipulation of Settlement.

          TRANSACTIONS. Collectively, the Incorporation and the Merger.

          UNAFFILIATED LIMITED PARTNERS. Limited Partners other than Cablevision and officers and directors of Cablevision.


Dated:  Boston, Massachusetts
        November 21, 1995


                              Clerk of the Court